Exhibit 99.1

Under Armour, Inc.
1020 Hull Street
Baltimore, MD 21230
CONTACTS
Investors:
Tom Shaw, CFA
Under Armour, Inc.
Tel: 410.843.7676
Media:
Erin Wendell
Under Armour, Inc.
Tel: 410.454.6570
FOR IMMEDIATE RELEASE

UNDER ARMOUR REPORTS FIRST QUARTER NET REVENUES GROWTH OF 23%; RAISES FULL YEAR OUTLOOK

•	First Quarter Net Revenues Increased 23% to $472 Million

•	Company Raises 2013 Net Revenues Outlook to a Range of $2.21 Billion to $2.23 Billion (+21% to +22%)

•	Company Raises 2013 Operating Income Outlook to a Range of $256 Million to $258 Million (+23% to +24%)

Baltimore, MD (April 19, 2013) - Under Armour, Inc. (NYSE: UA) today announced financial results for the first quarter ended March 31, 2013. Net revenues increased 23% in the first quarter of 2013 to $472 million compared with net revenues of $384 million in the prior year's period. Net income decreased 47% in the first quarter of 2013 to $8 million compared with $15 million in the prior year's period, largely reflecting the planned timing of marketing expenditures. Diluted earnings per share for the first quarter of 2013 were $0.07 compared with $0.14 per share in the prior year's period.

First quarter apparel net revenues increased 22% to $346 million compared with $283 million in the same period of the prior year, driven primarily by the introduction of new Baselayer product and strong sales of Fleece. First quarter footwear net revenues increased 27% to $81 million from $64 million in the prior year's period, primarily driven by new running styles led by UA Spine Venom. First quarter accessories net revenues increased 22% to $36 million from $30 million in the prior year's period. Direct-to-Consumer net revenues, which represented 26% of total net revenues for the first quarter, grew 31% year-over-year.

Kevin Plank, Chairman and CEO of Under Armour, Inc., stated, “In the first quarter, we drove growth in excess of 20% for the 12th consecutive quarter in total revenues and the 14th consecutive quarter in apparel revenues. This growth is the direct result of our enhanced design and innovation, including new and improved HeatGear Sonic Baselayer and the attention-grabbing UA Alter Ego line, featuring iconic superheroes such as Batman and Superman. Our Youth product is stronger than ever and we continue to see traction with our expanded Women's lines in Studio and ArmourBra. Momentum is also evident in Footwear with solid sell through of our latest product in the running platform, Spine Venom.”

Gross margin for the first quarter of 2013 was 45.9% compared with 45.6% in the prior year's quarter, primarily reflecting favorable year-over-year North American apparel product costs. Selling, general and administrative expenses as a percentage of net revenues were 43.1% in the first quarter of 2013 compared with 39.2% in the prior year's period, primarily reflecting the timing of marketing expenses and incentive compensation expenses. First quarter operating income declined 45% to $13 million compared with $24 million in the prior year's period.

Balance Sheet Highlights
Cash and cash equivalents increased 139% to $256 million at March 31, 2013 compared with $107 million at March 31, 2012. The Company had no borrowings outstanding under its $300 million revolving credit facility at March 31, 2013. Inventory at March 31, 2013 remained unchanged year-over-year at $324 million. Long-term debt decreased to $60 million at March 31, 2013 from $76 million at March 31, 2012.

Updated 2013 Outlook
The Company had previously anticipated 2013 net revenues in the range of $2.20 billion to $2.22 billion, representing growth of 20% to 21% over 2012, and 2013 operating income in the range of $255 million to $257 million, representing growth of 22% to 23% over 2012. Based on current visibility, the Company now expects 2013 net revenues in the range of $2.21 billion to $2.23 billion, representing growth of 21% to 22% over 2012, and 2013 operating income in the range of $256 million to $258 million, representing growth of 23% to 24% over 2012. Despite deleveraging in the first quarter, the Company continues to expect a relatively unchanged marketing expense rate from the 11.2% rate in 2012. The Company continues to expect an effective tax rate of 39.0% to 39.5% for the full year, compared to an effective tax rate of 36.7% for 2012, and fully diluted weighted average shares outstanding of approximately 108 million to 109 million for 2013.

Mr. Plank concluded, “Our strong start to 2013 was underscored by the successful debut of our first of three Brand Holidays planned for this year, which included our largest ever global marketing campaign, I WILL®. As part of this Brand Holiday, we opened the first UA Brand House retail store in our hometown of Baltimore, launched the first-of-its kind performance monitoring system for athletes, Armour39TM and expanded our footwear running platform led by UA Spine Venom. Combined with a heightened focus on newness and innovation throughout our 2013 product portfolio, these efforts magnify our ability to tell more impactful stories to a global audience. We are excited to share more of our vision for the future of the Brand at our upcoming Investor Day on June 5th.”

Conference Call and Webcast
The Company will provide additional commentary regarding its first quarter results as well as its updated 2013 outlook during its earnings conference call today, April 19th, at 8:30 a.m. ET. The call will be webcast live at http://investor.underarmour.com/events.cfm and will be archived and available for replay approximately three hours after the live event. Additional supporting materials related to the call will also be available at http://investor.underarmour.com. The Company's financial results are also available online at http://investor.underarmour.com/results.cfm.

About Under Armour, Inc.
Under Armour® (NYSE: UA) is a leading developer, marketer, and distributor of branded performance apparel, footwear, and accessories. The Company's products are sold worldwide and worn by athletes at all levels, from youth to professional, on playing fields around the globe. The Under Armour global headquarters is in Baltimore, Maryland. For further information, please visit the Company's website at www.ua.com.

Forward Looking Statements
Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,”  “potential” or the negative of these terms or other comparable terminology.  The forward-looking statements contained in this press release reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect consumer spending and the financial health of our retail customers; our ability to effectively manage our growth and a more complex business; our ability to effectively develop and launch new, innovative and updated products; our ability to accurately forecast consumer demand for our products and manage our inventory in response to changing demands; increased competition causing us to reduce the prices of our products or to increase significantly our marketing efforts in order to avoid losing market share; fluctuations in the costs of our products; loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner; changes in consumer preferences or the reduction in demand for performance apparel, footwear and other products; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to effectively market and maintain a positive brand image; the availability, integration and effective operation of management information systems and other technology; and our ability to attract and maintain the services of our senior management and key employees. The forward-looking statements contained in this press release reflect our views and assumptions only as of the date of this press release. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

(Tables Follow)

Under Armour, Inc.
For the Quarter Ended March 31, 2013 and 2012
(Unaudited; in thousands, except per share amounts)
CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended March 31,
	2013	% of Net Revenues	2012	% of Net Revenues
Net revenues	$471,608	100.0%	$384,389	100.0%
Cost of goods sold	255,057	54.1%	209,185	54.4%
Gross profit	216,551	45.9%	175,204	45.6%
Selling, general and administrative expenses	203,059	43.1%	150,801	39.2%
Income from operations	13,492	2.9%	24,403	6.3%
Interest expense, net	(725)	(0.2)%	(1,355)	(0.3)%
Other income (expense), net	240	0.1%	82	0.0%
Income before income taxes	13,007	2.8%	23,130	6.0%
Provision for income taxes	5,193	1.1%	8,469	2.2%
Net income	$7,814	1.7%	$14,661	3.8%
Net income available per common share
Basic	$0.07		$0.14
Diluted	$0.07		$0.14
Weighted average common shares outstanding
Basic	104,898		103,847
Diluted	107,096		105,705
NET REVENUES BY PRODUCT CATEGORY

	Quarter Ended March 31,
	2013	2012	% Change
Apparel	$345,526	$283,331	22.0%
Footwear	80,783	63,663	26.9%
Accessories	36,082	29,635	21.8%
Total net sales	462,391	376,629	22.8%
Licensing revenues	9,217	7,760	18.8%
Total net revenues	$471,608	$384,389	22.7%
NET REVENUES BY GEOGRAPHIC SEGMENT

	Quarter Ended March 31,
	2013	2012	% Change
North America	$440,868	$362,521	21.6%
Other foreign countries	30,740	21,868	40.6%
Total net revenues	$471,608	$384,389	22.7%

Under Armour, Inc.
As of March 31, 2013, December 31, 2012 and March 31, 2012
(Unaudited; in thousands)
CONDENSED CONSOLIDATED BALANCE SHEETS

	As of 3/31/13	As of 12/31/12	As of 3/31/12
Assets
Cash and cash equivalents	$255,722	$341,841	$107,052
Accounts receivable, net	246,218	175,524	196,411
Inventories	323,509	319,286	324,354
Prepaid expenses and other current assets	37,227	43,896	47,121
Deferred income taxes	24,765	23,051	19,164
Total current assets	887,441	903,598	694,102
Property and equipment, net	180,591	180,850	158,482
Intangible assets, net	3,842	4,483	4,648
Deferred income taxes	26,281	22,606	15,461
Other long term assets	42,333	45,546	47,544
Total assets	$1,140,488	$1,157,083	$920,237
Liabilities and Stockholders’ Equity
Accounts payable	$127,327	$143,689	$95,844
Accrued expenses	66,969	85,077	40,970
Current maturities of long term debt	8,787	9,132	43,330
Other current liabilities	3,246	14,330	2,550
Total current liabilities	206,329	252,228	182,694
Long term debt, net of current maturities	51,658	52,757	32,451
Other long term liabilities	39,343	35,176	31,004
Total liabilities	297,330	340,161	246,149
Total stockholders’ equity	843,158	816,922	674,088
Total liabilities and stockholders’ equity	$1,140,488	$1,157,083	$920,237

Under Armour, Inc.
For the Quarter Ended March 31, 2013 and 2012
(Unaudited; in thousands)

	Quarter Ended 3/31/13	Quarter Ended 3/31/12
Cash flows from operating activities
Net income	$7,814	$14,661
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization	11,842	10,591
Unrealized foreign currency exchange rate (gains) losses	606	(1,686)
Loss on disposal of property and equipment	56	390
Stock-based compensation	11,908	6,418
Deferred income taxes	(5,668)	(1,837)
Changes in reserves and allowances	3,617	(1,917)
Changes in operating assets and liabilities:
Accounts receivable	(76,018)	(60,391)
Inventories	(4,323)	1,552
Prepaid expenses and other assets	9,559	4,538
Accounts payable	(10,558)	(6,052)
Accrued expenses and other liabilities	(11,780)	(26,041)
Income taxes payable and receivable	(11,591)	(13,274)
Net cash used in operating activities	(74,536)	(73,048)
Cash flows from investing activities
Purchases of property and equipment	(18,329)	(8,839)
Change in restricted cash	—	(198)
Net cash used in investing activities	(18,329)	(9,037)
Cash flows from financing activities
Payments on long term debt	(1,443)	(1,943)
Excess tax benefits from stock-based compensation arrangements	4,222	9,500
Proceeds from exercise of stock options and other stock issuances	4,670	6,868
Net cash provided by financing activities	7,449	14,425
Effect of exchange rate changes on cash and cash equivalents	(703)	(672)
Net decrease in cash and cash equivalents	(86,119)	(68,332)
Cash and cash equivalents
Beginning of period	341,841	175,384
End of period	$255,722	$107,052

Non-cash investing and financing activities
Increase (decrease) in accrual for property and equipment	$(7,380)	$436